UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

                 CERTIFICATION OF TERMINATION OF REGISTRATION OF
                   A CLASS OF SECURITY UNDER SECTION 12(g) OR
                  NOTICE OF SUSPENSION OF DUTY TO FILE REPORTS
                      PURSUANT TO SECTIONS 13 AND 15(d) OF
                           THE SECURITIES EXCHANGE ACT


                                     Commission file number         0-15747

              Brown-Flournoy Equity Income Fund Limited Partnership
             (Exact name of registrant as specified in its charter)

           225 East Redwood Street Baltimore, MD 21202 (410) 727-4083
        (Address, including zip code, and telephone, including area code, of registrant's principal executive offices)

                      Class A Limited Partnership Interests
               (Title of each class of securities covered by this Form)

                                      None
(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                    Rule 12g-4(a)(1)(i)       X
                    Rule 12g-4(a)(1)(ii)
                    Rule 12g-4(a)(2)(i)
                    Rule 12g-4(a)(2)(ii)
                    Rule 12h-3(b)(1)(i)       X
                    Rule 12h-3(b)(1)(ii)
                    Rule 12h-3(b)(2)(i)
                    Rule 12h-3(b)(2)(ii)
                    Rule 15d-6

          Approximate number of holders of record as of the certification
          or notice date:      0

         Pursuant to the requirements of the Securities Exchange Act of 1934 Brown-Flournoy Equity Income Fund Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:          2/27/98
     --------------------------------


By:   /s/  Timothy M. Gisriel
     --------------------------------
         Timothy M. Gisriel, Treasurer
         Brown Equity Income Properties, Inc.
         Administrative General Partner